Exhibit 4

Republic of the Philippines Department of Finance Office of the Secretary Department of Finance Building BSP Complex Manila 1004 Philippines	Allen & Overy LLP 50 Collyer Quay #09-01 OUE Bayfront Singapore 049321 Tel +65 6671 6000 Fax +65 6671 6499

Our ref A&O/0067738-0000081 SNO1: 2000212293.3

May 5, 2020

Dear Sir

The Republic of the Philippines — USD 1,000,000,000 2.457% Global Bonds due 2030 and USD 1,350,000,000 2.950% Global Bonds due 2045

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of the Philippines (the Republic) in connection with the offering by the Republic of USD 1,000,000,000 2.457% Global Bonds due 2030 (the 2030 Bonds) and USD 1,350,000,000 2.950% Global Bonds due 2045 (the 2045 Bonds and together with the 2030 Bonds, the Securities). The Securities are being issued pursuant to the fiscal agency agreement dated October 4, 1999, as amended by Supplement No. 1 to the Fiscal Agency Agreement dated February 26, 2004, Supplement No. 2 to the Fiscal Agency Agreement dated January 11, 2006 and Supplement No. 3 to the Fiscal Agency Agreement dated February 1, 2018 (together, the Fiscal Agency Agreement), between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent.

In that connection, we have examined the following documents:

(a)                                 the registration statement (No. 333-208780) of the Republic (the Registration Statement), which includes the base prospectus, dated January 2, 2018, including the documents incorporated by reference therein (the Base Prospectus), declared effective by the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act) and the exhibits thereto;

(b)                                 the preliminary prospectus supplement dated April 27, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein;

(c)                                  the final term sheet in respect of the 2030 Bonds and the final term sheet in respect of the 2045 Bonds, each as filed with the Commission on April 28, 2020;

(d)                                 the final prospectus supplement dated April 27, 2020 filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein (together with the Base Prospectus, the Prospectus);

(e)                                  the Fiscal Agency Agreement;

(f)                                   an executed copy of the authorization certificate dated May 5, 2020, pursuant to which the terms of the Securities were authorized;

(g)                                  an executed copy of the terms agreement dated April 27, 2020 between the Republic and the several underwriters named in Schedule A thereto (the Terms Agreement); and

(h)                                 the Securities in global form as executed by the Republic.

The Fiscal Agency Agreement, the Terms Agreement and the Securities are herein collectively referred to as the Transaction Documents.

As to certain matters of fact material to the opinions expressed, we have relied on the representations and statements of fact made in the Transaction Documents and in certificates of responsible representatives of the Republic. We have not independently verified or established the facts so relied on.

In giving this opinion, we have assumed the following, without independent verification (i) the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; and (iii) the conformity to original documents and the completeness of all documents submitted to or received by us as certified or conformed copies, photocopies or facsimile transmissions and the authenticity of the originals of such documents.

Assuming that (i) the terms of the governing instruments or agreements under which the Securities are to be issued have been duly authorized and established, and the governing instruments or agreements have been duly executed and delivered by the parties thereto; (ii) the terms of the Securities to be issued have been duly established in conformity with any applicable governing instrument or agreement, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Republic and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Republic; (iii) the Securities were sold and delivered to, and paid for by, the purchasers at the prices and in accordance with the terms of a duly authorized and validly executed and delivered Terms Agreement; (iv) the Republic authorized the offering and issuance of the Securities and authorized, approved and established the final terms and conditions thereof and took any other appropriate additional actions to authorize the offering and issuance of the Securities; and (v) the Securities were executed and delivered by or on behalf of the Republic, authenticated in accordance with the provisions of a duly executed Fiscal Agency Agreement and delivered to, and paid for by, the relevant underwriters or purchasers thereof in the manner contemplated by the Registration Statement and the Terms Agreement, and (vi) the Fiscal Agency Agreement and the Securities are valid, binding and enforceable obligations of the Republic under the law of the Philippines, we are of the opinion that the Securities are valid, binding and enforceable obligations of the Republic.

The foregoing opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions of foreign laws affecting creditors’ rights. The foregoing opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We express no opinion as to the availability of equitable remedies.

We are expressing no opinion as to any obligations that parties other than the Republic may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We express no opinion as to whether a United States Federal or State court outside the State of New York would give effect to the choice of New York law. We do not express any opinion herein concerning any law other than the federal law of the United States of America and the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Republic. We undertake no responsibility to update or supplement this opinion.

We hereby consent to the filing of this opinion as an exhibit to an Amendment to the Annual Report of the Republic on Form 18-K for the year ended December 31, 2018 and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

Very truly yours,

/s/ Allen & Overy LLP